As filed with the Securities and Exchange Commission on November 17, 2000

                                                Registration No. 333-48530
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                               ----------------

                             AMENDMENT NO. 2

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                             STORAGENETWORKS, INC.
            (Exact name of registrant as specified in its charter)

                               ----------------

         Delaware                    7389                    04-3436145
     (State or other     (Primary Standard Industrial     (I.R.S. Employer
       jurisdiction       Classification Code Number)  Identification Number)
   of incorporation or
      organization)

                               ----------------

                               100 Fifth Avenue
                       Waltham, MA 02451 (781) 434-6700
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ----------------

                                 Peter W. Bell
                      President, Chief Executive Officer
                           and Chairman of the Board
                             StorageNetworks, Inc.
                               100 Fifth Avenue
                               Waltham, MA 02451
                                (781) 434-6700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ----------------

                                  Copies to:
      John M. Westcott, Jr., Esq.               Keith F. Higgins, Esq.
          Mark G. Borden, Esq.                       Ropes & Gray
           Hale and Dorr LLP                    One International Place
              60 State St.                         Boston, MA 02110
               Boston, MA                           (617) 951-7000
             (617) 526-6000

    Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                               ----------------

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

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


                             EXPLANATORY NOTE

    This Amendment No. 2 to the Registration Statement on Form S-1 (Commission File No. 333-48530) is being filed soley for the purpose of filing Exhibit
10.21 thereto.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

    Estimated expenses (other than underwriting discounts and commissions) payable in connection with the sale of the Common Stock offered hereby are as follows:

      SEC registration fee...........................................  $180,680
      NASD filing fee................................................    30,500
      Printing and engraving expenses................................   150,000
      Legal fees and expenses........................................   200,000
      Accounting fees and expenses...................................    50,000
      Blue Sky fees and expenses (including legal fees)..............    15,000
      Transfer agent and registrar fees and expenses.................     5,000
      Miscellaneous..................................................   118,820
                                                                       --------
          Total......................................................  $750,000
                                                                       ========

    StorageNetworks will bear all expenses shown above.

Item 14. Indemnification of Directors and Officers.

    The Delaware General Corporation Law and StorageNetworks' charter and by-laws provide for indemnification of StorageNetworks' directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of StorageNetworks and, with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to StorageNetworks' charter and by-laws filed as Exhibits 3.1 and 3.2 hereto, respectively.

    The Underwriting Agreement provides that the underwriters are obligated, under some circumstances, to indemnify directors, officers and controlling persons of StorageNetworks against some liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Reference is made to the form of Underwriting Agreement filed as Exhibit 1.1 hereto.

Item 15. Recent Sales of Unregistered Securities.

    In the three years preceding the filing of this registration statement, StorageNetworks has issued the following securities that were not registered under the Securities Act:

    (a) Issuances of Capital Stock.

 Preferred Stock Issuances

    Between December, 1998 and January, 1999, we issued and sold 5,000,000 shares of Series A convertible preferred stock in a private financing for a price of $2.00 per share, or an aggregate offering price of $10,000,000. The purchasers of these shares of Series A convertible preferred stock were Jeffrey Casale, Richard Dyke, Greylock IX Limited Partnership, John Healy, the James P. and Maureen P. Lampert Living Trust, Roger Marino, John McCarthy, Robin Monleon, Robert Rinaldi, Paul Salem, William Scannel, three entities affiliated with Sigma Partners, James Sullivan, and Mark Ward. Each share of Series A convertible preferred stock automatically converted into four shares of common stock upon the closing of our initial public offering ("IPO") on July 6, 2000.

    On July 1, 1999, we issued 10,162,596 shares of Series B convertible preferred stock in a private financing for a price of $4.92 per share, or an aggregate offering price of approximately $50,000,000. The purchasers of these shares of Series B convertible preferred stock were Frank Bell, Ronald Denelle, Greylock IX Limited Partnership, four entities affiliated with Goldman, Sachs & Co., Andrew Hajducky, Scott Harrington, PH Ventures II, LLC, three entities affiliated with Sigma Partners, William Schleyer and Van Wagoner Capital Management, Inc. Each share of Series B convertible preferred stock automatically converted into two shares of common stock upon the closing of our IPO on July 6, 2000.

    On January 20, 2000, we sold an aggregate of 6,012,843 shares of Series C convertible preferred stock in a private financing for $17.13 per share, or an aggregate offering price of approximately $103,000,000. The purchasers of these shares of Series C convertible preferred stock were the Andreesen 1996 Living Trust, Dell USA L.P., Exodus Communications, Inc., Peter Fortenbaugh, an affiliate of Global Crossing and GlobalCenter, Michael Healy, Robert Helms, MLS-I, LP, LLP, Bassam Mohamad, Greg Reyes, Joe Stockwell, Richard Stoltz, and Adam Wegner. Each share of Series C convertible preferred stock automatically converted into two shares of common stock upon the closing of our IPO on July 6, 2000.

    On February 29, 2000, we sold an aggregate of 1,758,240 shares of Series D convertible preferred stock in a private financing for $22.75 per share, or an aggregate offering price of approximately $40,000,000. The purchasers of these shares of Series D convertible preferred stock were Brocade Communications, Inc., an affiliate of Compaq Computer Corporation, Network Appliance, Inc., Sun Microsystems, Inc. and an affiliate of VERITAS Software Corporation. Each share of Series D convertible preferred stock automatically converted into one share of common stock upon the closing of our IPO on July 6, 2000.

 Common Stock Issuances

    On October 5, 1998, we sold an aggregate of 24,400,000 shares of common stock, which number is adjusted for subsequent stock splits, to individual accredited investors who are officers of StorageNetworks and/or members of our board of directors for approximately $.003 per share, or an aggregate offering price of $76,250.

 Issuance of Warrants

    On October 27, 1999, we issued warrants to purchase an aggregate of 130,082 shares of Series B convertible preferred stock at an exercise price of $4.92 per share to Leasing Technologies International, Lighthouse Capital Partners, Pentech Financial Services and Silicon Valley Bank. Upon completion of our IPO, these warrants were exercisable at an exercise price of $2.46 per share for an aggregate of 260,164 shares of common stock.

    In February, 2000, we issued warrants to purchase an aggregate of 810,000 shares of Series D convertible preferred stock at an exercise price of $22.75, to Lycos, Yahoo!, and Merrill Lynch. Upon completion of our IPO , these warrants were exercisable at an exercise price of $22.75 per share for an aggregate of 810,000 shares of common stock.

    As of September 30, 2000, certain of the foregoing warrants have been exercised by the holders thereof, resulting in the issuance of an aggregate of 787,775 shares of common stock.

    (b) Grants and Exercises of Stock Options.

    As of September 30, 2000, StorageNetworks had outstanding options to purchase an aggregate of 9,936,905 shares of common stock under the Amended and Restated 1998 Stock Incentive Plan and the 2000 Stock Plan exercisable at a weighted average exercise price of $6.00 per share. From December, 1999 to September 30, 2000, StorageNetworks issued 1,563,426 shares of common stock for an average purchase price of $0.73 per share pursuant to the exercise of employee options. These options and shares were issued pursuant to Rule 701 under the Securities Act.

    No underwriters were involved in the foregoing sales of securities. Such sales were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering or the rules and regulations thereunder, or Rule 701 under the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

    (a) Exhibits:

 Exhibit No.                             Description
 -----------                             -----------
    1.1**    Form of Underwriting Agreement.

    3.1*     Amended and Restated Certificate of Incorporation of the
             Registrant.

    3.2**    Amended and Restated By-laws of the Registrant.

    4.1*     Specimen certificate for shares of common stock.

    5.1**    Opinion of Hale and Dorr LLP.

   10.1* Amended and Restated 1998 Stock Incentive Plan, as amended to date.

   10.2*     2000 Stock Plan.

   10.3*     2000 Non-employee Director Option Plan.

   10.4*     Amended and Restated Sublease with Innovative Associates, Inc. for
             100 Fifth Avenue, Waltham, Massachusetts dated July 6, 1999.

   10.5*     Lease by and between the Registrant and Prospect Hill Acquisition
             Trust for 100 Fifth Avenue, Waltham, Massachusetts, dated November
             8, 1999.

   10.6+*    Subcontractor Agreement for Professional Services between the
             Registrant and EMC Corporation dated May 4, 1999.

   10.7* Value Added Systems Integrator Agreement between the Registrant and EMC Corporation dated September, 1999.

   10.8+*    Amendment to Value Added Systems Integrator Agreement between the
             Registrant and EMC Corporation dated February 2, 2000.

   10.9+*    Amended and Restated Definitive Agreement for Joint Marketing and
             Services between the Registrant and GlobalCenter, Inc. dated May
             31, 2000.

   10.10*    Master Fiber Network and Colocation Services Agreement between the
             Registrant and Global Crossing USA Inc. dated March 9, 1999.

   10.11*    Master Lease Agreement between the Registrant and Dell Financial
             Services dated June 15, 1999.

   10.12* Third Amended and Restated Stockholder Rights Agreement dated as of February 29, 2000 among the Registrant and certain stockholders of the Registrant named therein.

   10.13+*   Fiber Optic Network Agreement with Metromedia Fiber Network
             Services Inc. dated October 8, 1999.

   10.14*    Employment Agreement with John Clavin dated July 19, 1999.

   10.15*    Severance Agreement with John Clavin, as amended, dated August 26,
             1999.

   10.16**   Promissory Note from Michael Tardif to the Registrant, dated
             August 18, 2000.

   10.17*    Employment Agreement with Paul C. Flanagan dated March 15, 1999.

   10.18 Statement re: per share earnings (This exhibit has been omitted because the information is shown in the financial statements or notes thereto.)


 Exhibit No.                             Description
 -----------                             -----------
 10.19*      2000 Employee Stock Purchase Plan.

 10.20+*     Agreement for Professional Services between the Registrant and
             Dell Marketing L.P. dated April 27, 2000.

 10.21       Hobbs Brook Office Park Lease between the Registrant and 275 Wyman
             Street Trust dated July, 2000.

 21.1*       List of Subsidiaries.

 23.1**      Consent of Ernst & Young LLP.

 23.2**      Consent of Hale and Dorr LLP (included in Exhibit 5.1).

 24.1**      Power of Attorney (see page II-5).

 27**        Financial Data Schedule.

--------
  +Confidential materials omitted and filed separately with the SEC. *Incorporated by reference to the Company's Registration Statement on Form S-
        1 filed on March 1, 2000 (Registration No. 333-31430).

  **    Previously filed.

    (b) Financial Statement Schedules.

Schedule II--Valuation and Qualifying Accounts

    All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

Item 17. Undertakings.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes (1) to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser; (2) that for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (3) that for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Waltham, Massachusetts on November 17, 2000.

                                          StorageNetworks, Inc.

                                          By:       /s/ Dean J. Breda
                                             ----------------------------------

                                                     Dean J. Breda

                                                    Vice President

                                                 and General Counsel

                            SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                         Title(s)                 Date
              ---------                         --------                 ----

                  *                    Chief Executive Officer,    November 17, 2000
*_____________________________________  President and Director
            Peter W. Bell               (Principal Executive
                                        Officer)

                  *                    Executive Vice President,   November 17, 2000
______________________________________  Chief Technical Officer
          William D. Miller             and Director

                  *                    Executive Vice President,   November 17, 2000
______________________________________  Chief Financial Officer,
           Paul C. Flanagan             Treasurer and Secretary
                                        (Principal Financial and
                                        Accounting Officer)

                  *                    Director                    November 17, 2000
______________________________________
        Randall A. Blumenthal

              Signature                         Title(s)                 Date
              ---------                         --------                 ----

                  *                    Director                    November 17, 2000
______________________________________
           Robert E. Davoli

                  *                    Director                    November 17, 2000
______________________________________
           Harold R. Dixon

                  *                    Director                    November 17, 2000
______________________________________
           Stephen J. Gaal

                  *                    Director                    November 17, 2000
______________________________________
          Michael D. Lambert

                  *                    Director                    November 17, 2000
______________________________________
         William T. Schleyer

                  *                    Director                    November 17, 2000
______________________________________
           Roger M. Marino

       By: /s/ Dean J. Breda
______________________________________
           Attorney-in-fact

                                  Schedule II

                                STORAGENETWORKS
                       VALUATION AND QUALIFYING ACCOUNTS

                                              Additions
                                           ----------------
                                Balance at Charged to       Deductions Balance
                                Beginning  Costs and           From    at End
Description                      of Year    Expenses  Other  Reserves  of Year
-----------                     ---------- ---------- ----- ---------- -------
YEAR ENDED DECEMBER 31, 1999
Reserves and allowances
 deducted from asset accounts:
  Allowance for doubtful
   accounts....................    $ 0      $75,718    $ 0     $ 0     $75,718
YEAR ENDED DECEMBER 31, 1998
Reserves and allowances
 deducted from asset accounts:
  Allowance for doubtful
   accounts....................    $ 0      $     0    $ 0     $ 0     $     0

                                 EXHIBIT INDEX

 Exhibit No.                             Description
 -----------                             -----------
    1.1**    Form of Underwriting Agreement.

    3.1*     Amended and Restated Certificate of Incorporation of the
             Registrant.

    3.2**    Amended and Restated By-laws of the Registrant.

    4.1*     Specimen certificate for shares of common stock.

    5.1**    Opinion of Hale and Dorr LLP.

   10.1* Amended and Restated 1998 Stock Incentive Plan, as amended to date.

   10.2*     2000 Stock Plan.

   10.3*     2000 Non-employee Director Option Plan.

   10.4*     Amended and Restated Sublease with Innovative Associates, Inc. for
             100 Fifth Avenue, Waltham, Massachusetts dated July 6, 1999.

   10.5*     Lease by and between the Registrant and Prospect Hill Acquisition
             Trust for 100 Fifth Avenue, Waltham, Massachusetts, dated November
             8, 1999.

   10.6+*    Subcontractor Agreement for Professional Services between the
             Registrant and EMC Corporation dated May 4, 1999.

   10.7* Value Added Systems Integrator Agreement between the Registrant and EMC Corporation dated September, 1999.

   10.8+*    Amendment to Value Added Systems Integrator Agreement between the
             Registrant and EMC Corporation dated February 2, 2000.

   10.9+* Amended and Restated Agreement for Joint Marketing and Services between the Registrant and GlobalCenter Inc. dated May 31, 2000.

   10.10*    Master Fiber Network and Colocation Services Agreement between the
             Registrant and Global Crossing USA Inc. dated May 31, 2000.

   10.11*    Master Lease Agreement between the Registrant and Dell Financial
             Services dated June 15, 1999.

   10.12* Third Amended and Restated Stockholder Rights Agreement dated as of February 29, 2000 among the Registrant and certain stockholders of the Registrant named therein.

   10.13+*   Fiber Optic Network Agreement with Metromedia Fiber Network
             Services Inc. dated October 8, 1999.

   10.14*    Employment Agreement with John Clavin dated July 19, 1999.

   10.15*    Severance Agreement with John Clavin, as amended, dated August 26,
             1999.

   10.16**   Promissory Note from Michael Tardif to the Registrant, dated
             August 15, 2000.

   10.17*    Employment Agreement with Paul C. Flanagan dated March 15, 1999.

   10.18 Statement re: per share earnings (This exhibit has been omitted because the information is shown in the financial statements or notes thereto.)

   10.19*    2000 Employee Stock Purchase Plan.

   10.20+*   Agreement for Professional Services between the Registrant and
             Dell Marketing L.P. dated April 27, 2000.

   10.21     Hobbs Brook Office Park Lease between the Registrant and 275 Wyman
             Street Trust dated July, 2000.

   21.1*     List of Subsidiaries.

   23.1**    Consent of Ernst & Young LLP.

   23.2**    Consent of Hale and Dorr LLP (included in Exhibit 5.1).

   24.1**    Power of Attorney (see page II-5).

   27**      Financial Data Schedule.

--------
  +Confidential materials omitted and filed separately with the SEC. *Incorporated by reference to the Company's Registration Statement on Form S-
        1 filed on March 1, 2000 (Registration No. 333-31430).

  **    Previously filed.